SHONEY'S, INC. COMMENCES
              TENDER OFFER AND CONSENT SOLICITATION FOR
                LIQUID YIELD OPTION NOTES DUE 2004 AND
          8-1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002

Nashville, July 18, 2000 /PRNewswires/ -- Shoney's, Inc. (OTCBB: SHOY) ("Shoney's") today announced the commencement of a cash tender offer to purchase any and all of the outstanding $177 million principal amount at maturity of its Liquid Yield Option Notes (the "LYONs") due 2004 and $52 million principal amount of its 8-1/4% Convertible Subordinated Debentures (the "Debentures") due 2002 (collectively, the "Securities").

The purchase price for the Securities tendered pursuant to the tender offer shall be equal to, in the case of the Debentures, $691.59 per $1,000.00 of the principal amount of the Debentures plus any accrued and unpaid interest on the Debentures and, in the case of the LYONs, $250.00 per $1000.00 principal amount of the LYONs at maturity. The tender offer will expire at 11:59 P.M., New York City time, on August 14, 2000, unless extended. Holders of the Securities must tender their Securities on or prior to the expiration date in order to receive the purchase price.

In conjunction with the tender offer, Shoney's is soliciting consents of registered holders of Securities to certain proposed amendments to the indentures pursuant to which the Securities were issued. Any Holder who tenders Securities in the tender offers will be deemed to have given a corresponding consent, and Notes may not be tendered without giving a consent.

The tender offer is subject to the satisfaction of certain conditions, including receipt of financing and the valid tender of at least 90% of the aggregate principal amount of the LYONs outstanding and at least 90% of the aggregate principal amount of the Debentures outstanding.

As of July 17, 2000, the Company has received written agreements from holders of 70% of the LYONs and 73% of the Debentures to tender their Securities pursuant to the tender offer.

Banc of America Securities LLC is the exclusive dealer manager and D.F. King & Co., Inc. is the information agent in connection with the tender offer and consent solicitation for the Securities. The depositary for the tender offer and consent solicitation is The Bank of New York. Copies of the Offer to Purchase and Consent Solicitation Statement may be obtained from the information agent at (888) 242-8157. Additional information concerning the terms of the tender offer may be obtained by contacting Banc of America Securities LLC at (888) 292-0070 (toll free) or (704) 388-4813 (collect).

Headquartered in Nashville, Tennessee, Shoney's, Inc. owns, operates and franchises 1,084 restaurants in 28 states, including 617 Company-owned and 467 franchised restaurants, under the names: Shoney's Restaurants and Captain D's Seafood Restaurants.

Certain statements in this release are forward-looking statements. All forward-looking statements involve risks and uncertainties which, in many cases, are beyond the control of the Company and could cause actual results to differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward looking statements, whether as a result of new information, future events or otherwise. Further information on factors which could affect the Company's financial results is contained in the Company's filings with the Securities and Exchange Commission, including the ability of management to implement successfully its strategy for improving Shoney's Restaurants performance, the ability to effect proposed financings upon terms that are satisfactory to the Company, the ability to effect asset sales consistent with the projected proceeds and timing expectations, the results of pending litigation, adequacy of management personnel resources, shortages of restaurant labor, commodity price increases, product shortages, adverse general economic conditions, turnover and a variety of other factors.

Contact: /CONTACT: James Beltrame, Chief Financial Officer, Shoney's (615) 231-2214 or Andrew Karp, Managing Director, Banc of America Securities LLC
(704) 388-4813 or (888) 292-0070.